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                                                                   EXHIBIT 10.17

                             OPTION REPURCHASE PLAN

       THIS OPTION REPURCHASE PLAN (this "Agreement") is made as of March 31, 2001 (the "Effective Date"), between The Advisory Board Company, a Maryland corporation (the "Company"), and Richard Schwartz (the "Employee").

                                R E C I T A L S

       A. The Company adopted the Stock-Based Incentive Compensation Plan (the "Plan") to provide for the grant of options ("Options") to certain employees of the Company ("Participants") to purchase shares of Class B Nonvoting Stock, $0.01 par value, of the Company (the "Stock").

       B. As a Participant, Employee was granted Options as reflected in the stock option agreements between the Employee and the Company (the "Option Agreements").

       C. The Options are not transferable.

       D. The Employee has been granted Options as follows:

          October 1997     7,200 options @ $200 per share
          November 1998    4,000 options @ $175 per share
          June 1999        28,800 options @ $120 per share
          December 2000    1,875 options @ $120 per share

       E. The Company and Employee now desire to effect the repurchase of certain Options resulting in the cancellation of the October 1997, November 1998 and December 2000 Option Agreements and the modification of the number of Options granted pursuant to the June 1999 Option Agreement.

                               AGREEMENTS

       1. DEFINITIONS. Capitalized terms used herein shall have the following meanings:

       "Agreement" is defined in the preamble.

       "Agreement Not to Compete" is the Agreement Concerning Exclusive Services, Confidential Information, Business Opportunities, Non-Competition, Non-Solicitation and Work Product between the Employee and the Company attached as Exhibit A.

       "Cause" for termination is the commission of an act of fraud, theft or dishonesty against the Company; arrest or conviction for any felony; arrest or conviction for any misdemeanor involving moral turpitude which might, in the Company's opinion, cause embarrassment to the Company; misconduct; substance abuse; insubordination; violation of Company policy; willful or repeated non-performance or substandard performance of duties; violation of any District of Columbia, state or federal laws, rules or regulations in connection with or during performance of work; or Performance Inconsistent with Past Levels of Contribution, as defined below.


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       "Company" is defined in the preamble.

       "Disability" shall mean a serious and permanent medical incapacity or disability that precludes the Employee from performing professional work. The Company, at its option and expense, shall be entitled to retain a physician reasonably acceptable to the Optionee to confirm the existence of such incapacity or disability. The Chairman of the Board of Directors of the Company reserves the right to define Disability in a more liberal manner.

       "Effective Date" is defined in the preamble.

       "Employee" is defined in the preamble.

       "Option Agreement" is defined in Recital B.

       "Options" is defined in Recital A.

       "Plan" is defined in Recital A.

       "Participants" is defined in Recital A.

       "Stock" is defined in Recital A.

       "Voluntary Resignation Date" means the date on which the Employee ceases employment with the Company for voluntary reasons. Voluntary Resignation Date shall not include the date on which the Employee ceases to be employed by the Company due to death or a Disability.

       2. OPTION REPURCHASE PLAN. The Employee hereby agrees to the following regarding the Option Repurchase Plan and existing stock option plans.

       a. Employee hereby agrees to the cancellation of 15,000 previously granted Options for $1,000,000. The Options to be cancelled are as follows:

          October 1997 grant 7,200 options (100% of position) November 1998 grant 4,000 options (100% of position)
          June 1999 grant        1,925 options (partial position)
          December 2000 grant    1,875 options (100% of position)

       b. Employee hereby acknowledges that the previously executed Agreement Not to Compete shall remain in full force and effect.

       c. Employee hereby acknowledges that the Stock Option Agreements dated October 31, 1997, November 1, 1998 and December 1, 2000 are cancelled effective as of the date of this Option Repurchase Plan. Furthermore, Employee hereby acknowledges that the Stock Option Agreement dated June 15, 1999 between the Company and the Employee is hereby modified to reflect Options to purchase 26,875 Options at a purchase price of $120.00 per Option; this modification is effective as of the date of this Option Repurchase Plan. All other

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terms and conditions of the June 15, 1999 Stock Option Agreement remain in full force and effect.

       d. Employee hereby agrees to the Option Repurchase Plan as consideration for the agreements modified above. Under the Option Repurchase Plan, scheduled payments will be made to the Employee as described in Section 3 below.

       3. PAYMENTS TO BE MADE BY THE COMPANY. The Company agrees to pay to Employee as scheduled below:

          May 2001      $300,000
          May 2002      $300,000
          May 2003      $400,000

       a. These payments will be made as long as the Employee is employed by the Company at the date of the scheduled payment.

       b. If the employee is terminated for Cause or if there is a Voluntary Resignation Date prior to May 30, 2003, the Employee must repay to the Company all amounts previously received in accordance with this agreement.

       4. NONTRANSFERABILITY. The right to all or any portion of the payments shall not be transferable by the Employee except, after the Employee's death, to his or her spouse, child, estate, personal representative, heir or successor.

       5. TAXES. The Company may, in its discretion, make such provisions and take such steps as it may deem necessary or appropriate for the withholding of all federal, state, local and other taxes required by law to be withheld with respect to scheduled payments, including but not limited to, deducting the amount of any such withholding taxes from any other amount then or thereafter payable to the Employee, requiring the Employee to pay to the Company the amount required to be withheld or to execute such documents as the Committee deems necessary or desirable to enable it to satisfy its withholding obligations, or any other reasonable means.

       6. NOTICES. All notices, requests, demands and other communications pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered, telexed or telecopied to, or, if mailed, when received by, the other party, if to the Company at its principal executive offices addressed to the attention of the Company's Chairman of the Board of Directors, and if to Employee at his or her address as it appears on the books of the Company (or at such other address as shall be given in writing by Employee or his or her permitted transferee to the Company).

       7. AMENDMENTS AND WAIVERS. This Agreement may be amended, and any provision hereof may be waived, only by a writing signed by the party to be charged.

       8. ENTIRE AGREEMENT. This Agreement and the related Agreement Not to Compete sets forth the entire agreement and understanding between the parties as to the subject matter hereof (including, but not limited to, any rights of the Employee to any value or appreciation in

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value of the Company or its capital stock) and supersedes all prior oral and written and all contemporaneous oral discussions, agreements and understandings of any kind or nature.


       9. HEADINGS. The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

       10. FURTHER ASSURANCES. Each party shall cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement.

       11. GOVERNING LAW. All terms of and rights under this Agreement shall be governed by and construed in accordance with the internal law of the State of Maryland, without giving effect to principles of conflicts of law.

       12. ARBITRATION. The parties shall endeavor to settle all disputes by amicable negotiations. Any claim, dispute, disagreement or controversy that arises among the parties relating to this Agreement (excluding enforcement by the Company of its rights under the Agreement Not to Compete) that is not amicably settled shall be resolved by arbitration, as follows:

       a. Any such arbitration shall be heard in the District of Columbia, before a panel consisting of one (1) to three (3) arbitrators, each of whom shall be impartial. Except as the parties may otherwise agree, all arbitrators shall be appointed in the first instance by the appropriate official in the District of Columbia office of the American Arbitration Association or, in the event of his or her unavailability by reason of disqualification or otherwise, by the appropriate official in the New York City office of the American Arbitration Association. In determining the number and appropriate background of the arbitrators, the appointing authority shall give due consideration to the issues to be resolved, but his or her decision as to the number of arbitrators and their identity shall be final. Except as otherwise provided in this Section 13, all of the arbitration proceedings shall be conducted in accordance with the rules of the arbitrators.

       b. An arbitration may be commenced by any party to this Agreement by the service of a written request for arbitration upon the other affected parties. Such request for arbitration shall summarize the controversy or claim to be arbitrated, and shall be referred by the complaining party to the appointing authority for appointment of arbitrators ten (10) days following such service or thereafter. If the panel of arbitrators is not appointed by the appointing authority within thirty (30) days following such reference, any party may apply to any court within the District of Columbia for an order appointing arbitrators qualified as set forth above.

       c. All attorneys' fees and costs of the arbitration shall in the first instance be borne by the respective party incurring such costs and fees, but the arbitrators shall have the discretion to award costs and/or attorneys' fees as they deem appropriate under the circumstances. The parties hereby expressly waive punitive damages, and under no circumstances shall an award contain any amount that in any way reflects punitive damages.

       d. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

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       e. It is intended that controversies or claims submitted to arbitration under this Section 13 shall remain confidential, and to that end it is agreed by the parties that neither the facts disclosed in the arbitration, the issues arbitrated, nor the views or opinions of any persons concerning them, shall be disclosed to third persons at any time, except to the extent necessary to enforce an award or judgment or as required by law or in response to legal process or in connection with such arbitration.

       13. ACTIONS BY THE COMPANY. Any reference within this Agreement to an action, judgment, conclusion, or determination by the Company shall mean an action, judgment, conclusion, or determination of the Board of Directors of the Company or its authorized representative(s).

       14. BINDING EFFECT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns.

       IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

                             THE ADVISORY BOARD COMPANY



                             By:  /s/ MICHAEL D'AMATO
                                 ------------------------
                             Name: Michael D'Amato
                             Title: Executive Vice President



                                  /s/ RICHARD SCHWARTZ
                                 ------------------------
                                      Richard Schwartz

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